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                                                                      EXHIBIT 99






                                                           FOR IMMEDIATE RELEASE
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                GENCORP DISCUSSES THIRD QUARTER EARNINGS OUTLOOK
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         FAIRLAWN, OHIO, AUGUST 11, 1999 (NYSE:GY) - GenCorp said today that while it expects diluted earnings per share for the third quarter ending August 31, 1999 to increase 25% or more compared to $0.41 per diluted share from the same period a year ago, earnings are expected to be approximately 10% below current Wall Street consensus estimates as published by First Call.

         While there was no one single factor which caused the change in estimate, several issues across the business units are contributing to the shortfall. Vehicle Sealing continues to be challenged by aggressive customer build schedules, which have resulted in higher overtime, premium freight, and scrap. Additionally, record high temperatures during the month of July negatively affected manufacturing efficiency. In the Performance Chemicals business, customer deferral of planned volume increases of styrene butadiene latex for the residential carpet industry, and lower average unit selling prices across carpet and paper product lines are resulting in lower than expected margins. In Decorative & Building Products, commercial wallcovering volumes are lower than expected as market softness continues in the U.S. and U.K. Additionally, the business experienced higher costs related to equipment startups for a new coating line that will enhance future competitiveness, and higher expenses associated with the conversion of manufacturing processes to comply with new clean air standards.

                            - turn for GenCorp Ad 1 -

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GenCorp Ad 1


         "The projected modest shortfall in earnings for the third quarter reflects the occurrence of several situations which we expect will begin to improve as we enter the fourth quarter", said John B. Yasinsky, Chairman and Chief Executive Officer. "We are aggressively addressing each of these issues, and our business units are allocating the necessary resources to take corrective actions."

       This earnings release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. All statements in this release and in subsequent discussions with the Company's management, other than historical information, are forward-looking statements. A variety of factors, which are listed in the Forward-Looking Statements section of Management's Discussion and Analysis in the Company's 1998 annual report and in the annual report on Form 10K and the Definitive Proxy Statement dated July 2, 1999, filed with the Securities and Exchange Commission, could cause actual results or outcomes to differ materially from those expected by the Company and expressed in the Company's forward-looking statements.

         GenCorp is a $1.7 billion technology-based manufacturer with leading positions in numerous markets served by its Performance Chemicals, Decorative & Building Products and Vehicle Sealing businesses, and its aerospace and defense segment, Aerojet.

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Company News On-Call:  http://www.prnewswire.com
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For a fax call 800-758-5804, ext. 347350
Web site: http://www.gencorp.com
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